Exhibit 99.3

Union Pacific Corporation Announces New Share Repurchase

Authorization and a 10 Percent Dividend Increase for Fourth Quarter 2016

FOR IMMEDIATE RELEASE

OMAHA, Neb., Nov. 17, 2016 – Union Pacific Corporation (NYSE: UNP) announced that its Board of Directors today approved the early renewal of its share repurchase program, authorizing the repurchase of up to 120 million common shares by December 31, 2020. This new authorization is effective January 1, 2017 and replaces the current authorization, which will now expire on December 31, 2016, one year earlier than its original expiration date.  The new four year authorization allows for the repurchase of another 15 percent of current outstanding shares.

In addition, the Board also voted to increase the quarterly dividend on the Company's common shares by 10 percent to 60.5 cents per share.  The increased dividend is payable December 29, 2016, to shareholders of record as of November 30, 2016.  Union Pacific has paid dividends on its common stock for 117 consecutive years.

"This new share repurchase authorization, along with the dividend increase, demonstrates Union Pacific's continued long-term commitment to increasing shareholder value, while maintaining our strong, investment grade credit ratings," said Rob Knight, Union Pacific chief financial officer. “Since the authorization of the current program in November 2013, the company’s strong cash flow has enabled us to increase our declared dividend over 50 percent and return almost $9 billion to shareholders through our repurchase program. We have confidence in our continued ability to earn reinvestible returns on our diverse franchise opportunities. We expect to continue generating strong cash from operations to support our strategic growth capital investments, maintain balance sheet strength, and reward shareholders with strong returns."

Since announcing its initial program in January 2007, the Company has repurchased approximately 28 percent of its outstanding shares at a total cost of nearly $18.2 billion, with an average purchase price of $59.63 per share.

The timing and volume of share repurchases may be executed at the discretion of management on an opportunistic basis, or pursuant to trading plans or other arrangements.  Any share repurchase under this program may be made in the open market, in privately negotiated transactions, or otherwise.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2006-2015, Union Pacific invested approximately $33 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific Investor contact: Mike Staffenbeal at 402-544-4227 or mstaffen@up.com

Union Pacific Media contact: Calli Hite at 402-544-0100 or callihite@up.com

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